Exhibit 10.40

SECOND AMENDMENT TO LEASE AGREEMENT

      THIS SECOND AMENDMENT TO LEASE AGREEMENT (the “Second Amendment”) is made and entered into as of this 31 day of December, 2003, by and between ProLogis Limited Partnership 1, a Delaware Limited Partnership (“Landlord”) and At Road, Inc., a Delaware corporation (“Tenant”).

      Landlord and Tenant entered into that certain Lease Agreement dated August 3, 2000 (the “Lease”) and amended March 8, 2001 with respect to certain premises containing approximately 30,000 rentable square feet, as determined by Landlord, of the Building commonly known as 47370 Fremont Boulevard, Fremont, California (“Premises”).

      Landlord and Tenant therefore agree that the following modifications will be made to the Lease:

1. Security Deposit: An additional Security Deposit of $31,000 shall be required and is due upon execution of the First Amendment. This amount, in addition to the existing $79,000 Security Deposit, brings the total Security Deposit amount to $110,000. Said sum shall be refunded at the expiration of the Term, as set forth in the Lease.

2. Letter of Credit: Addendum III of the Lease shall be deleted and Tenant shall have no obligation to provide a Letter of Credit for additional security.

3. Limitation of Liability of Trustees, Shareholders and Officers of ProLogis Trust: Any obligation or liability whatsoever of ProLogis Trust, a Maryland real estate investment trust, which may arise at any time under this Lease or any obligation or liability which may be incurred by it pursuant to any other instrument, transaction, or undertaking contemplated hereby shall not be personally binding upon, nor shall resort for the enforcement thereof be hand to the property of, its trustees, directors, shareholders, officers, employees or agents, regardless of whether such obligation or liability is in the nature of the contract, tort or otherwise.

4. Ratification Conflict: Except as set forth in Paragraph 1 through 3 above, the terms of the Lease remain unchanged and Landlord and Tenant hereby ratify and confirm all of said unchanged terms of the Lease. In the event of any conflict between the Lease and this Second Amendment, the terms of this Second Amendment shall govern.

      IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the date first written above.

LANDLORD:	TENANT:
ProLogis Limited Partnership a Delaware Limited Partnership	At Road, Inc., a Delaware Corporation

By: /s/ W. SCOTT LAMSON W. Scott Lamson Its: Sr. Vice President Date: 12/31/03	By: /s/ THOMAS C. HOSTER Thomas C. Hoster Its: Chief Financial Officer Date: 12/23/2003